Exhibit 99.1

Item 17 of Form 20-F US GAAP (UK to US GAAP reconciliation)

	For the year ended June 30
	2013	2012
Net income as shown in the financial statements	5,004	1,050

Description of items having the effect of increasing reported income
Earnings of equity method investment, net of tax	37	—
Amortization of goodwill	350	350

Net income according to generally accepted accounting principles in the United States	5,391	1,400